Exhibit 99.1

IRIDEX Announces Fourth Quarter and Full Year 2019 Financial Results

MOUNTAIN VIEW, Calif., March 12, 2020 -- IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the fourth quarter ended December 28, 2019.

Fourth Quarter Highlights

•	Cyclo G6® product family revenue grew 18% year-over-year to $3.7 million, or 31% of total revenue
o	Shipped 13,700 Cyclo G6 probes, a 11% year-over-year increase
o	Shipped 107 Cyclo G6 Glaucoma Laser Systems, compared to 122 the prior year
•	Total revenue of $11.8 million
•	Achieved 15% reduction in operating expenses versus the comparable quarter of 2018
•	Launched revised MicroPulse P3® Device, which has been redesigned to deliver greater stability, visualization, coupling and fit

“IRIDEX has made significant progress in our strategic shift to an emphasis on physician adoption of MicroPulse® transscleral laser therapy as a key element of their glaucoma practice,” said David I. Bruce, President and CEO of IRIDEX. “In the second half of the year, we realigned our sales processes, launched our revised MicroPulse P3® Device, and made operational improvements to achieve cost efficiencies. I am confident that we will continue to build on these achievements in working with physicians to grow adoption of our unique non-incisional glaucoma therapy, proven in over 140,000 procedures to date and in over 20 peer-reviewed publications,” said David I. Bruce, President and CEO of IRIDEX.

“We entered 2020 with great momentum, generating confidence in our long-term growth opportunity. That has not changed despite the turbulence caused by the COVID-19 virus in number of business environments where we operate and sell today.  Importantly, we have a stable supply chain to meet anticipated demand, and the operational efficiencies and capital resources to support our business during this period,” concluded Bruce.

Fourth Quarter 2019 Financial Results

Revenue for the three months ended December 28, 2019 increased 3% to $11.8 million from $11.5 million during the same period of the prior year. The increase in revenue was driven primarily by an increase from G6 revenues and offset by a decrease from retina product sales.

Gross profit for the fourth quarter of 2019 was $4.9 million, or 41.2% gross margin, compared to $4.7 million, or 41.0% gross margin, in the same period of the prior year. Positive margin gains from increased probe sales and decreased manufacturing overhead spending were offset by retina pricing pressure and geographic mix.

Operating expenses for the fourth quarter of 2019 decreased 15% to $6.5 million compared to $7.6 million in the same period of the prior year. This is the result of our focus on cost reduction and efficiencies implemented throughout the second half of 2019.

Loss from operations for the fourth quarter of 2019 was reduced to $1.6 million, compared to $2.9 million for the same period of the prior year.

Full Year 2019 Financial Results

Revenue for the year ended December 28, 2019 increased $0.8 million to $43.4 million from $42.6 million in 2018. The increase was driven primarily by gains in G6 probes revenue offset by a decrease in retina product sales. The Cyclo G6 family of consoles and probes has grown to 30% of total revenue.

Gross profit for the full year 2019 was $17.9 million, or 41.3% gross margin, compared to $17.5 million, or 41.0% gross margin, during the prior year. The benefits from increased probe sales and reduced manufacturing overhead costs were offset by a shift in geographic mix.

Operating expenses for 2019 were $26.9 million compared to $30.3 million in the prior year.

This decrease is primarily from reduction in costs associated with lower headcount and efficiencies, along with adjustments to our sales and marketing programs.

Loss from operations for 2019 was $9.0 million, compared to $12.9 million in the prior year.

Cash and cash equivalents were $12.7 million as of December 28, 2019.

Guidance for Full Year 2020

The COVID-19 outbreak has created a broadly variable business environment for IRIDEX, including regional travel restrictions, areas with limited hospital access, and cancellation of industry and physician meetings. The degree and timing to which these variables will impact the Company’s business is uncertain. As a result, IRIDEX is unable to provide a meaningful guidance range for full year 2020 financial results at this time.

Webcast and Conference Call Information

IRIDEX’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 6384497. A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.iridex.com.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the IRIDEX website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the future demand, utilization and order levels for the Company's Products and future financial results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Leigh Salvo

(415) 937-5404

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018

Total revenues	$11,762	$11,467	$43,447	$42,600
Cost of revenues	6,912	6,762	25,508	25,129
Gross profit	4,850	4,705	17,939	17,471

Operating expenses:
Research and development	788	852	3,682	4,006
Sales and marketing	3,791	4,420	14,852	16,782
General and administrative	1,888	2,342	8,379	9,551
Total operating expenses	6,467	7,614	26,913	30,339

Loss from operations	(1,617)	(2,909)	(8,974)	(12,868)
Other income, net	82	76	209	92
Loss from operations before provision for income taxes	(1,535)	(2,833)	(8,765)	(12,776)
Provision for income taxes	26	23	48	37
Net loss	$(1,561)	$(2,856)	$(8,813)	$(12,813)

Net loss per share:
Basic	$(0.11)	$(0.21)	$(0.64)	$(1.05)
Diluted	$(0.11)	$(0.21)	$(0.64)	$(1.05)

Weighted average shares used in computing net loss per share
Basic	13,783	13,599	13,707	12,199
Diluted	13,783	13,599	13,707	12,199

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	December 28,	December 29 ,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$12,653	$21,194
Accounts receivable, net	9,323	9,083
Inventories	8,174	8,794
Prepaid expenses and other current assets	401	547
Total current assets	30,551	39,618
Property and equipment, net	730	1,220
Intangible assets, net	84	100
Goodwill	533	533
Operating lease right-of-use assets, net	2,764	-
Other long-term assets	151	201
Total assets	$34,813	$41,672

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,592	$2,516
Accrued compensation	2,398	2,962
Accrued expenses	1,544	2,763
Accrued warranty	380	622
Deferred revenue	1,450	1,639
Operating lease liabilities	1,414	-
Total current liabilities	9,778	10,502

Long-term liabilities:
Accrued warranty	156	238
Deferred revenue	360	586
Operating lease liabilities	1,795	-
Other long-term liabilities	19	385
Total liabilities	12,108	11,711

Stockholders' equity:
Common stock	147	145
Additional paid-in capital	73,093	71,548
Accumulated other comprehensive income	80	70
Accumulated deficit	(50,615)	(41,802)
Total stockholders' equity	22,705	29,961

Total liabilities and stockholders' equity	$34,813	$41,672